August 13, 2008
Principal Life Insurance Company
711 High Street
Des Moines, Iowa 50392
Principal Financial Group, Inc.
711 High Street
Des Moines, Iowa 50392
Re:	Principal Life Income Fundings Trust 2008-70 — $375,000 5.85% Principal® Life CoreNotes® due 2018
Ladies and Gentlemen:
     I am Vice President and Associate General Counsel of Principal Life Insurance Company (“Principal Life”). I or other attorneys in the Law Department of Principal Life, under my supervision, have reviewed the documents relating to the establishment of a program pursuant to which newly formed common law trusts formed under the laws of the State of New York will issue notes, with each trust’s notes to be secured by a funding agreement (in the form filed as an exhibit to the Registration Statement (as defined below)) to be entered into between Principal Life and the relevant Trust, and a guarantee issued by Principal Financial Group, Inc. (“PFG”) which fully and unconditionally guarantees the payment obligations of Principal Life. Principal Life and PFG filed a Registration Statement on Form S-3 (File Nos. 333-147181 and 333-147181-01) with the Securities and Exchange Commission (the “Commission”) on November 6, 2007, as amended by Amendment No. 1 filed with the Commission on November 20, 2007, (the “Registration Statement”), under the Securities Act of 1933, as amended, including a prospectus relating to the notes (the “Prospectus”), a prospectus supplement relating to secured medium-term notes to be issued by the trusts (the “Institutional Prospectus Supplement”), a prospectus supplement relating to Principal® Life CoreNotes® to be issued by the trusts (the “CoreNotes Prospectus Supplement”) and a prospectus supplement relating to secured medium-term retail notes to be issued by the trust (the “Generic Retail Prospectus Supplement”). This opinion letter is delivered to you in connection with the issuance by Principal Life Income Fundings Trust 2008-70 (the “Trust”) of $375,000 aggregate principal amount of the Trust’s 5.85% Principal® Life CoreNotes® due 2018 (the “Notes”) and the delivery of Funding Agreement No. 8-5002 by Principal Life (the “Funding Agreement”).

     In furnishing this opinion, we have reviewed: (i) the Registration Statement, the Prospectus, the CoreNotes Prospectus Supplement and the pricing supplement dated August 5, 2008 (the “Pricing Supplement”), (ii) the trust agreement, dated as of the date of the Omnibus Instrument (the “Trust Agreement”), which adopts and incorporates the standard trust terms dated November 21, 2007, between U.S. Bank Trust National Association, as trustee, and GSS Holdings II, Inc., as trust beneficial owner, (iii) the indenture (the “Indenture”), which adopts and incorporates the standard indenture terms dated May 2, 2008, between Citibank, N.A., as indenture trustee and the Trust, (iv) the Distribution Agreement, dated November 21, 2007 entered into by and among Principal Life, PFG and the agents named therein, acknowledged and agreed to by the Trust pursuant to the terms agreement dated as of the date of the Omnibus Instrument executed by the Trust through the execution of the Omnibus Instrument, (v) the Omnibus Instrument, dated as of August 8, 2008, that includes the Trust Agreement and the Indenture executed in connection with the creation of the Trust and the issuance by the Trust of the Notes, (vi) the Closing Instrument, dated August 13, 2008, (vii) the Notes, (viii) the Funding Agreement, and (ix) the Guarantee, dated as of the Effective Date (as defined in the Funding Agreement), executed by PFG.
     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, the discussion set forth in the CoreNotes Prospectus Supplement under the heading “Material United States Federal Income Tax Considerations,” to the extent describing matters of United States federal income tax law or legal conclusions with respect thereto, is my opinion.
     In rendering the opinion set forth above, I have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated thereunder by the United States Treasury Department (the “Regulations”), pertinent judicial authorities, rulings and other administrative interpretations of the Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations and such judicial authorities, rulings, and administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinion stated herein.
     This opinion is rendered as of the date hereof based upon the facts and law in existence on the date hereof. I assume no obligation to update or supplement this letter to reflect any circumstances which may hereafter come to my attention with respect to the opinion and statements set forth above, including any changes in applicable law which may hereafter occur.

     I hereby consent to the filing of this letter as an exhibit to the Current Report on Form 8-K filed by Principal Life in connection with the issuance and sale of the Notes, incorporated by reference in the Registration Statement. In giving such consent, I do not thereby concede that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ John D. Schmidt
John D. Schmidt
VP & Associate General Counsel